Exhibit 99.4

Hersha Hospitality Trust
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends
(dollars in thousands)

	Year Ended December 31,
	2009	2008	2007	2006	2005
Earnings
Pre-tax (loss) income from continuing operations before income (loss) from equity investees	$(35,316)	$(13,735)	$11,086	$1,837	$3,102
Interest expensed and amortized premiums, discounts and capitalized expenses related to indebtedness	43,359	41,139	40,085	23,348	10,532
Distributed income of equity investees	400	3,036	4,501	4,578	838
	$8,443	$30,440	$55,672	$29,763	$14,472

Combined Fixed Charges and Preferred Share Dividends
Interest expensed and amortized premiums, discounts and capitalized expenses related to indebtedness	$43,359	$41,139	$40,085	$23,348	$10,532
Interest capitalized	10	544	389	-	-
Preferred share distributions	4,800	4,800	4,800	4,800	1,920
	$48,169	$46,483	$45,274	$28,148	$12,452

Ratio of earnings to combined fixed charges and preferred share dividends	*	*	1.23	1.06	1.16

*     For the year ended December 31, 2009, combined fixed charges and preferred share dividends exceeded earnings by approximately $39,726.  For the year ended December 31, 2008, combined fixed charges and preferred share dividends exceeded earnings by approximately $16,043.